PRITCHETT, SILER & HARDY, P.C.

515 South 400 East, Suite 100

Salt Lake City, UT 84111

Office: (801) 328-2727 Fax: (801) 328-11123

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-190697) on Form S-8 of Heatwurx, Inc. of our report dated September 25, 2017, relating to our audit of the consolidated financial statements, and the financial statement schedules, as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015. Our report dated September 25, 2017, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.

Salt Lake City, Utah

September 25, 2017